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                         FIRST INTERSTATE BANCSYSTEM, INC.

                            EMPLOYEE STOCK PURCHASE PLAN

                                SECTION 1.   PURPOSE

     The purpose of the First Interstate BancSystem, Inc. Employee Stock Purchase Plan (the "Plan") is to further the growth and development of First Interstate BancSystem, Inc., a Montana corporation (the "Company"), by affording an opportunity for stock ownership to selected persons, including the Savings and Profit Sharing Plan Trustee (as defined below).

                              SECTION 2.   DEFINITIONS

     Unless otherwise indicated, the following terms when used herein shall have the following meanings:

          a. "Affiliate" shall mean, with respect to any person or entity, a person or entity that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person or entity.

          b. "Board of Directors" shall mean the Board of Directors of the Company.

          c. "Code" shall mean the Internal Revenue Code of 1986, as amended.

          d. "Committee" shall have the meaning set forth in Section 4.1 hereof.

          e. "Common Stock" shall mean the Company's no par value common stock, and any share or shares of the Company's capital stock hereafter issued or issuable in substitution for such shares.

          f. "Director" shall mean a member of the Board of Directors, a member of the board of directors of any bank Subsidiary of the Company, and advisory directors of the Company or any such Subsidiary.

          g. "Offer Letter" shall have the meaning set forth in Section 7.2 hereof.

          h.   "Offering Period" shall have the meaning set forth in Section
7.6 hereof.

          i. "Participant" shall mean any person, including the Savings Plan Trustee, who is granted a right to purchase Common Stock under the Plan; provided however, that such person shall be considered a Participant only during a particular Offering Period, if and when designated by the Board of Directors or Committee and will not be considered a Participant in prior or subsequent Offering Periods unless designated as such by the Board of Directors or Committee. "Participant" shall also mean the personal representative of a Participant and any other person who acquires the right to purchase Common Stock by bequest or inheritance.

          j. "Purchase Price" shall mean the Fair Market Value of the Common Stock as of the first day of an Offering Period.

          k.   "Fair Market Value" shall have the meaning set forth in
Section 7.5 hereof.

          l. "Savings Plan Trustee" shall mean the person or entity acting as trustee from time to time of the Company's Savings and Profit Sharing Plan for Employees of First Interstate BancSystem, Inc., as Amended and Restated.

          m. "Stock Sale" shall mean a sale of the Common Stock made by the Company or certain Affiliates as determined by the Board of Directors or the Committee from time to time and in accordance with the terms hereof.

          n. "Subsidiary" shall mean a subsidiary corporation of the Company as defined in Section 424(f) of the Code.

                           SECTION 3.   EFFECTIVE DATE

     The effective date of the Plan is May 1, 1998.

                          SECTION 4.   ADMINISTRATION

     4.1 ADMINISTRATION. The Plan shall be administered by the Board of Directors or a committee appointed by and serving at the pleasure of the Board of Directors, consisting of not less than two Directors (the "Committee"). Subject to the foregoing, the number of Directors comprising the Committee shall be determined from time to time by the Board of Directors and may include the total number of Directors serving on the Board of Directors. Unless otherwise adopted by resolution of the Board of Directors, the initial Committee shall consist of all members of the Board of Directors. The Board of Directors may from time to time remove members from or add members to the Committee, and vacancies on the Committee, howsoever caused, shall be filled by the Board of Directors. If the Common Stock becomes registered under Section 12 of the Securities Exchange Act of 1934, as amended, the Committee shall be composed of Directors satisfying any applicable requirements of Rule 16b-3 so as to take advantage of the maximum exemption thereunder.

     4.2 COMMITTEE MEETINGS AND ACTIONS. If appointed, the Committee shall hold meetings at such times and places as it may determine. A majority of the members of the Committee shall constitute a quorum, and the acts of the majority of the members present at a meeting or a consent in writing signed by all members of the Committee shall be the acts of the Committee and shall be final, binding and conclusive upon all persons,

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including the Company, its Subsidiaries, its shareholders, and all persons having any interest in Common Stock which may be or has been sold pursuant to the Plan.

     4.3 POWERS OF COMMITTEE. The Committee shall have the full and exclusive right to administer Stock Sales and to determine the terms and conditions of all such Stock Sales under the Plan and to prescribe, amend and rescind rules and regulations for administration of the Plan. The Committee shall also select those Directors, officers, employees or other persons who will be eligible to purchase Common Stock in any Stock Sale, and shall determine the amounts of Common Stock which each such Participant may purchase in any given Stock Sale, or in the aggregate. In administering Stock Sales, the Committee shall take into consideration the contribution the Participant has made or may make to the success of the Company or its Subsidiaries and such other factors as the Committee shall determine.

     4.4 INTERPRETATION OF PLAN. The determination of the Committee as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all persons, including the Company, its Subsidiaries, its shareholders, and all Participants.

     4.5 INDEMNIFICATION. Each person who is or shall have been a member of the Committee or of the Board of Directors shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid in settlement thereof, with the Company's approval, or paid in satisfaction of a judgment in any such action, suit or proceeding against him, provided such person shall give the Company an opportunity, at its own expense, to handle and defend the same before undertaking to handle and defend it on such person's own behalf. The foregoing right of indemnification shall not be exclusive of, and is in addition to, any other rights of indemnification to which any person may be entitled under the Company's Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

                    SECTION 5.   STOCK SUBJECT TO THE PLAN

     5.1 NUMBER. The aggregate number of shares of Common Stock which may be sold pursuant to Stock Sales hereunder shall be as determined from time to time by the Board of Directors or the Committee.

     5.2 UNUSED STOCK. If any shares of Common Stock made available for sale pursuant to a Stock Sale shall not be sold during an Offering Period, such unused shares of Common Stock shall not continue to be available under the Plan unless and until the Board of Directors or the Committee shall establish a new Offering Period with respect to a new Stock Sale.

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     5.3  ADJUSTMENT FOR CHANGE IN OUTSTANDING SHARES.  If there is any change, increase or decrease, in the outstanding shares of Common Stock which is effected without receipt of additional consideration by the Company, by reason of a stock dividend, recapitalization, merger, consolidation, stock split, combination or exchange of stock, or other similar circumstances during an Offering Period, then in each such event, appropriate adjustments with respect to the aggregate number of shares of Common Stock available under the Plan for such Offering Period and the Purchase Price related thereto shall be deemed to be made in order to prevent the dilution or enlargement of any Participant's right to purchase a certain number of shares of Common Stock. In connection with such adjustment or adjustments, fractional shares shall be rounded to the nearest whole share. Any Committee determination confirming or approving any adjustments shall be final and conclusive.

                            SECTION 6.   ELIGIBILITY

     All full-time and part-time employees of the Company and its Subsidiaries, all Directors, the Savings Plan Trustee and other persons may be eligible, if, as and when determined by the Board of Directors or the Committee from time to time, in their sole discretion, to purchase shares of Common Stock pursuant to a Stock Sale.

                          SECTION 7.   STOCK SALES

     7.1 STOCK SALES. The Board of Directors or Committee may from time to time, in their sole discretion, determine which of the eligible persons identified in Section 6 hereof shall be eligible to purchase shares of Common Stock in a Stock Sale and shall also determine the terms and conditions of such Stock Sale, including, without limitation, the Purchase Price, the Offering Period and the number of shares of Common Stock to be offered in connection therewith.

     7.2 OFFER LETTER. Upon the Committee making a determination to sell Common Stock pursuant to a Stock Sale hereunder in accordance with the provisions of this Section 7, the Committee shall authorize and have sent to each Participant, an offer letter ("Offer Letter") setting forth the terms and conditions upon which Common Stock may be purchased by a Participant. Such Offer Letter will include, without limitation, the number of shares to be sold in the Stock Sale; the number of shares which may be purchased by a Participant, if a limit is established with respect to such Participant; the Purchase Price per share of the Common Stock sold; the Offering Period; instructions for acceptance and payment; the method for adjusting the number of shares which may be purchased by each Participant wishing to participate in such Stock Sale, in the event of an over-subscription of shares; and any other items determined by the Committee.

     7.3 SHAREHOLDER'S AGREEMENT. Each Participant, other than the Savings Plan Trustee, who purchases Common Stock pursuant to a Stock Sale shall be required to execute a Shareholder's Agreement (the "Shareholder's Agreement") in substantially the same form as attached hereto as Exhibit "A" or in the form then in use by the Company if different therefrom; provided, however, that the Board of Directors or Committee may

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waive this requirement in their discretion. In the absence of such a waiver, execution of the Shareholder's Agreement shall be a condition precedent to the Company issuing certificates representing shares of Common Stock purchased hereunder.

     7.4 PURCHASE PRICE. The Purchase Price per share of Common Stock sold under the Plan shall be equal to the Fair Market Value of the Common Stock at the beginning of an Offering Period as determined in accordance with Section
7.5 hereof.

     7.5 DETERMINATION OF FAIR MARKET VALUE. The Fair Market Value shall be equal to the value of a minority interest in the Common Stock as determined
(i) by the most recent quarterly appraisal performed by an independent appraiser engaged by the Board of Directors or the Committee, or (ii) in good faith by the Board of Directors or Committee, in their discretion.

     7.6 OFFERING PERIOD. Offers to sell Common Stock pursuant to a Stock Sale shall be effective only during a period of time as established by the Board of Directors or the Committee in their discretion (the "Offering Period"). Upon termination of an Offering Period, Common Stock may not be sold pursuant hereto unless a new Offering Period is established hereunder with respect to a new Stock Sale.

     7.7 MANNER OF ACCEPTANCE. Subject to the limitations and conditions of the Plan or the Offer Letter, a Participant may accept the Company's offer to sell Common Stock hereunder, in whole or in part, from time to time during the Offering Period, only by giving written notice of acceptance to the Secretary of the Company, which notice shall specify the number of shares of Common Stock to be purchased by the Participant and shall be accompanied by
(1) payment in full to the Company of the Purchase Price of the shares to be purchased, plus (2) payment in full of such amount as the Company shall determine to be sufficient to satisfy any liability it may have for any withholding of federal, state or local income or other taxes incurred by reason of such purchase, and (3) a Shareholder Agreement meeting the requirements of this Section 7 if requested by the Company. In the event the number of shares of Common Stock subscribed for in a Stock Sale exceeds the number of shares offered by the Company pursuant thereto, the number of shares which a Participant has indicated a desire to purchase will be adjusted on a pro rata basis by multiplying such number by a second number, the numerator of which is the number of shares subscribed for by such Participant, and the denominator of which is the aggregate total number of shares subscribed for by all Participants in such Stock Sale.

     7.8 PAYMENT OF PURCHASE PRICE. Payment for shares and withholding taxes shall be made in the form of (1) cash, (2) a personal, certified or bank cashier's check to the order of the Company, or (3) in any combination of the foregoing or in any other form or method approved by the Committee, in its sole discretion, consistent with applicable laws and regulations.

     7.9 OTHER TERMS AND CONDITIONS. The Shareholder's Agreement and the Offer Letter may contain such other provisions, which shall not be inconsistent with the Plan, as the Committee shall deem appropriate.

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                SECTION 8.   NON-TRANSFERABILITY OF RIGHT TO PURCHASE

     Rights to purchase Common Stock granted pursuant to a Stock Sale and under the Plan are not transferable by the Participant except by will or by the laws of descent and distribution. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any such right contrary to the provisions hereof, shall immediately become void.

                       SECTION 9.   ISSUANCE OF SHARES

     As soon as practicable after the Participant has given the Company written notice of his or her intent to purchase Common Stock pursuant to a Stock Sale, and after making payment and satisfying all other conditions of the Shareholder's Agreement and the Offer Letter, the Company shall issue or transfer to the Participant the number of shares of Common Stock as to which the Participant has purchased and shall deliver to the Participant a certificate or certificates therefor, registered in the Participant's name. In no event shall the Company be required to transfer fractional shares to the Participant. If the issuance or transfer of shares by the Company would for any reason, in the opinion of counsel for the Company, violate any applicable federal or state laws or regulations, the Company may delay issuance or transfer of such shares to the Participant until compliance with such laws can reasonably be obtained. In no event shall the Company be obligated to effect or obtain any listing, registration, qualification, consent or approval under any applicable federal or state laws or regulations or any contract or agreement to which the Company is a party with respect to the issuance of any such shares.

                       SECTION 10.   AMENDMENTS

     The Board of Directors may at any time and from time to time alter, amend, suspend or terminate the Plan or any part thereof as it may deem proper.

                      SECTION 11.   TERM OF PLAN

     This Plan shall terminate on May 1, 2003; provided, however, that the Board of Directors may at any time prior thereto suspend or terminate the Plan.

                   SECTION 12.   RIGHTS AS SHAREHOLDER

     A Participant shall have no rights as a shareholder of the Company with respect to any shares of Common Stock which are offered for sale under the Plan until the date of the issuance of the stock certificate for such shares.

                   SECTION 13.   NO EMPLOYMENT RIGHTS

     Nothing contained in this Plan, an Offer Letter or in any Shareholder's Agreement executed under the Plan shall confer upon any Participant any right with respect to the continuation of such Participant's employment by the Company or any Subsidiary or interfere in any way with the right of the Company or any Subsidiary, subject to the

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terms of any separate written employment agreement to the contrary, at any time, for any or no reason, to terminate such employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of any Stock Sale.

                          SECTION 14.   GOVERNING LAW

     The Plan, and all purchases made under this Plan, shall be construed and shall take effect in accordance with the laws of the State of Montana, without regard to the conflicts of laws rules of such State.

     Adopted to be effective this 1st day of May, 1998.

                                        First Interstate BancSystem, Inc.

                                        By:  /s/ Terrill R. Moore
                                            -----------------------------
                                        Title: Senior Vice President and
                                               --------------------------
                                               Chief Financial Officer
                                               --------------------------

                                    EXHIBIT "A"

                            SHAREHOLDER'S AGREEMENT FORM


     THIS AGREEMENT is made this _____ day of _________, 1998, by and between _____________, herein referred to as "Shareholder", and FIRST INTERSTATE BANCSYSTEM, INC., a Montana corporation, 401 North 31st Street, Billings, Montana 59101, herein referred to as the "Corporation".

                            W I T N E S S E T H :

     A. Shareholder owns shares of capital stock of the Corporation, which stock, together with any additional stock hereafter acquired by Shareholder, is herein referred to as the "Shares".

     B. The Corporation desires to restrict the issuance and holding of its corporate stock to officers, directors and employees of the Corporation or any of its subsidiaries, or to fiduciaries for the benefit of any such persons, or to charities. Such persons' status as director, officer or employee of the Corporation shall be herein referred to as the "Shareholders' Relationship with the Corporation". This Shareholder's Agreement does not apply to the Corporation's stock held in the Savings Plan.

     C. The Corporation and Shareholder desire to obligate each other to sell and purchase shares under specified circumstances.

     NOW, THEREFORE, in consideration of the above facts and the Shareholder's and the Corporation's mutual promises herein, the Shareholder and the Corporation agree as follows:

     1. RESTRICTION ON TRANSFER OR PLEDGE OF SHARES. Except as otherwise provided in this Agreement or as agreed upon in writing by the Shareholder and the Corporation, Shareholder shall not transfer or permit to be transferred, whether voluntarily, involuntarily or by operation of law, resulting from death or otherwise, any or all of the Shares now owned or hereafter acquired by Shareholder, and any attempted transfer in violation of this Agreement shall be void. Shareholder shall not encumber or use any Shares as security for a loan, except upon the written consent of the Corporation.

     2. TRANSFER OF SHARES TO CHARITY. A Shareholder may transfer Shares to any organization described in Section 170(b)(1)(A) of the Internal Revenue Code of 1986, as now or hereafter amended (the "Code"), a gift to which qualifies as a charitable deduction under Sections 170(c), 2055(a), or 2522(a) of the Code (a "Charity"). Any transfer of Shares to a Charity shall be subject to the Corporation's option, exercisable by action of the Board of Directors of the Corporation, to purchase all or any portion of the Shares held by a Charity at the purchase price set forth in this Agreement, which may be exercised by written notice from the Corporation to the Charity at any time.

     3. PURCHASE OPTION UPON BONA FIDE SALE. If a Shareholder intends to sell any Shares to any person other than the Corporation, Shareholder shall give ninety (90) days' written notice to the Corporation of the intention to sell Shares. The notice, in addition to stating the fact of the intention to sell Shares, shall state (i) the

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number of Shares to be sold, (ii) the name and address of the proposed purchaser, (iii) the amount of the consideration and the other terms of the sale. At the request of the Corporation, Shareholder shall demonstrate to the reasonable satisfaction of the Corporation that the intended sale is bona fide. Within ninety (90) days after the Corporation's receipt of the notice of intention to sell Shares, the Corporation may exercise an option to purchase all but not less than all of the Shares proposed to be sold.

     4. PURCHASE OPTION UPON DEATH. Upon Shareholder's death, the Corporation, within ninety (90) days after the appointment of a personal representative for the deceased Shareholder's estate, for which written notice must be given by said personal representative within ten (10) days after appointment, may exercise an option to purchase all but not less than all of the deceased Shareholder's Shares from the personal representative of his or her estate. Shareholder, by signing this Agreement, directs his or her personal representatives to open Shareholder's estate promptly in the court of proper jurisdiction and execute, procure and deliver all documents, including, but not limited to appropriate order of such court and estate and inheritance tax waivers, as shall be required to effectuate the purposes of this Agreement.

     5. PURCHASE OPTION UPON INVOLUNTARY TRANSFER. If other than by reason of Shareholder's death, Shares are transferred by operation of law to any person other than the Corporation (such as but not limited to a shareholder's trustee in bankruptcy, a purchaser at any creditor's or court sale or the guardian or conservator of an incompetent shareholder), Shareholder shall immediately give written notice to the Corporation of such transfer. The Corporation, within ninety (90) days of the Corporation's receipt of actual notice of the transfer, may exercise an option to purchase all but not less than all of the Shares so transferred from the transferee of the Shares. Any transfer of the Shares by operation of law shall be subject to this right and option of the Corporation to purchase the Shares.

     6. PURCHASE OPTION UPON TERMINATION OF RELATIONSHIP WITH THE CORPORATION. Upon the termination of Shareholder's Relationship with the Corporation, such termination being for any reason whatsoever, including but not limited to the voluntary resignation of Shareholder, the Corporation, within ninety (90) days after the date of such termination, may exercise an option to purchase all but not less than all of the Shares owned by the terminated Shareholder at the time of such termination.

     7. PURCHASE OPTION UPON DISABILITY. If Shareholder shall become totally disabled, the Corporation, within ninety (90) days after the date of such total disability, may exercise an option to purchase all but not less than all of the Shares owned by the disabled Shareholder at the time of the commencement of his or her total disability. A shareholder shall be deemed totally disabled within the meaning of this paragraph 7 if as a result of sickness, accident or injury, he or she becomes wholly and continuously unable to perform his or her duties for a period of six consecutive months, and his or her disability shall be deemed to have commenced at the end of said six-month period.

     8. GENERAL CORPORATE PURCHASE OPTION. Upon determination by the Corporation's Board of Directors that the number of Shares held by Shareholder is excessive in view of the Corporation's policy that the level of a shareholder's stock ownership should reflect certain factors, including but not limited to (a) the relative contribution of Shareholder to the economic performance of the Corporation, (b) the effort being put forth by Shareholder, and (c) the level of responsibility of Shareholder, the Corporation may exercise an option to purchase a portion of Shareholder's Shares sufficient to decrease the number of Shares owned by the Shareholder to an amount that the Board of Directors, in its sole discretion, believes is appropriate. The Corporation shall not exercise said option in anticipation of a sale of the Corporation or a majority of the Corporation's stock and the Corporation agrees to exercise said option in a nondiscriminatory fashion. The number of Shares that the Corporation can purchase from Shareholder is limited to the stock obtained by the Shareholder after January 1, 1994.

     9. EXERCISE OF OPTION. The Corporation shall exercise any of the Options granted in paragraphs 3, 4, 5, 6, or 7 by delivering written notice of its exercise of the option, within the time provided in the applicable paragraph, to the Shareholder in the case of a paragraph 3 option, to the personal representative of Shareholder's estate in the case of a paragraph 4 option, to the transferee in the case of a paragraph 5 option, to the terminated Shareholder in the case of a paragraph 6 option, and to the disabled shareholder in the case of a paragraph 7 option. The Corporation shall exercise the option granted in paragraph 8 by delivering written notice of its exercise of the option, specifying the number of Shares to be purchased, to the Shareholder.

     10. EFFECT OF NON-EXERCISE OF OPTIONS. If the purchase options are forfeited or not exercised in compliance with the terms of this Agreement, then the Shares to which the option applied shall be unrestricted and no longer subject to the terms of this Agreement.

      11. THE PURCHASE PRICE. The purchase price for each Share purchased pursuant to any of the options granted in this Agreement shall be the appraised value of a minority Share as stated in the most recent quarterly appraisal available to the Corporation. The Corporation's Shares shall be appraised as of the last day of each calendar quarter by an unaffiliated firm qualified to make such an appraisal, as determined by the Corporation's Board of Directors. The expense of determining the appraised value shall be borne by the Corporation. The appraisal of the Shares delivered to any department division or subsidiary of the Corporation may be utilized under this paragraph.

     The Corporation may, at its option, withhold any amount that the Shareholder owes the Corporation or its subsidiaries from the amount of the Purchase Price payable to Shareholder and apply said amount to such indebtedness.

     12. PAYMENT OF THE PURCHASE PRICE.

     12.1 PAYMENT TERMS. The purchase price for Shares to be purchased by the Corporation pursuant to this Agreement shall be paid either in cash at closing or, at Shareholder's (including the personal representative of a deceased Shareholder) election, in installments as follows:

          (a)  25% of the purchase price at the closing.

          (b) The balance of the purchase price in three (3) annual equal payments of principal plus accrued interest thereon at a fixed annual rate equal to the 5 year Treasury Note rate at the date of closing plus one percent, the first installment to be paid one year after the closing, and the remaining installments each year thereafter.

The purchase price pursuant to exercise of the paragraph 5 option shall be paid in full in cash at the closing.

     12.2 PROMISSORY NOTE ON DEFERRED PORTION. The deferred portion of the purchase price, if any, shall be evidenced by the promissory note of the Corporation made payable to the order of the Shareholder. The Corporation note shall be substantially in the form of that set forth in Exhibit A.

     13. THE CLOSING.

     13.1 TIME AND PLACE. Unless otherwise agreed by the parties, the closing of the sale and purchase of Shares, as provided in this Agreement, shall take place at the general offices of the Corporation. In the case of a purchase of Shares from a deceased Shareholder's estate under paragraph 4, the closing shall take place within one hundred twenty (120) days after the appointment of a personal representative for the deceased Shareholder's estate. In the case of a purchase of Shares under paragraphs 3, 5, 6, 7, or 8, the closing shall take place ten (10) days after the delivery to the Shareholder of written notice by the Corporation of its exercise of the option to purchase the Shareholder's Shares.

     13.2 DOCUMENTS. At the closing of the sale and purchase, the Shareholder and the Corporation shall execute and immediately deliver to each other the various documents which shall be required to carry out their undertakings hereunder, including but not limited to the payment of cash, the execution and delivery of notes and the assignment and delivery of stock certificates free and clear of all taxes, debts, claims, judgments, liens or encumbrances whatsoever.

     14. LEGEND ON CERTIFICATES. All Shares now or hereafter owned by Shareholder shall be subject to the provisions of this Agreement and Shareholder, and his or her transferee or successor agrees that the certificates representing same shall bear the following legend reciting the existence of the Agreement:

     The sale, transfer or encumbrance of this certificate is subject to an agreement to restrict transfer or acquisition of the shares. A copy of the agreement is on file in the office of the secretary of the Corporation. Any transfer or acquisition in violation of the agreement is null and void.

Upon the execution of this Agreement, Shareholders shall immediately temporarily surrender his or her stock certificates to the Corporation and the Corporation shall cause the above legend to be placed thereupon before returning the certificates.

     15. REISSUED SHARES. The Corporation shall have the right to substitute or reissue stock in exchange for the Shares in the event of a stock split, merger, consolidation, name change, sale, spin off, share exchange, or other corporate reorganization. Substituted or reissued stock shall be subject to the terms of this Agreement.

     16. TERMINATION.

     16.1 EVENTS CAUSING TERMINATION. This Agreement and all restrictions on stock transfer created hereby shall be effective as of the date hereof and shall terminate on the occurrence of the bankruptcy, receivership or dissolution of the Corporation, on the public trading of the Shares, or on the execution of a written instrument by the Corporation and the party or parties who then own Shares subject to this Agreement which terminates the same.

     16.2 SURVIVAL OF RIGHTS AND REMEDIES. The termination of this Agreement for any reason shall not affect any right or remedy existing hereunder prior to the effective date of termination hereof.

     17. GENERAL PROVISIONS.

     17.1 REMEDIES. The parties agree that they will not have an adequate remedy at law for the breach of this Agreement because, among other reasons, the Shares cannot readily be purchased or sold on the open market. The parties shall have available for any breach of this Agreement the remedies of specific performance and injunctive relief, together with all other remedies at law or in equity. No waiver of or forbearance to enforce any right or provision hereof shall be binding unless in writing and signed by the party to be bound, and no such waiver or forbearance in any instance shall apply to any other instance or any other right or provision.

     17.2 MODIFICATION OR TERMINATION. This Agreement may not be modified or terminated orally, and no modification, termination, or amendment shall be valid unless in writing signed by all parties hereto.

     17.3 GOVERNING LAW. This Agreement shall be governed for all purposes by the laws of the State of Montana.

     17.4 SEVERABILITY. Each term and provision of this Agreement is intended to be enforced to the maximum extent permitted by applicable law.
If any term or provision of this Agreement or the applicability thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and shall continue in full force and effect.

     17.5 NOTICES. All notices provided for by this Agreement shall be made in writing and shall be given either: (1) by actual delivery of the notice to the party entitled thereto; or (2) by mailing the notice in the U.S. mails, certified mail, return receipt requested to the last known address of the party entitled thereto. The notice shall be deemed to be received in case
(1), on the date of its actual receipt by a party and in case (2), on the date of its mailing. Any notice to be given by Shareholder shall be given on the form of notice attached hereto as Exhibit B.

     17.6 BINDING EFFECT. This Agreement is binding upon and inures to the benefit of the Corporation and the Shareholder and their respective heirs, personal representatives, successors and assigns.

     17.7 TIME.  Time shall be of the essence of this Agreement.

     17.8 HEADINGS. The headings used herein are for convenience only, and shall not be construed as a part of this Agreement or as a limitation on the scope of the particular paragraphs to which they refer.

     17.9 ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding of the parties, and supersedes any and all prior negotiations and understandings.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth on page 1.

                                     FIRST INTERSTATE BANCSYSTEM, INC.


                                     By ______________________________
                                        Terrill R. Moore, Secretary


                                            "Corporation"




____________________________
      "Shareholder"

                                   EXHIBIT A



$_____________                                            (Date)
                                                     -----------------
                                                     Billings, Montana


                                 PROMISSORY NOTE

     FOR VALUE RECEIVED, the undersigned promises to pay to the order of _____ ______, at _________________, or such other place as is designated from time to time by the holder of this note, in lawful money of the United States, the sum of ________________________________________________________
($_________) in the following manner:


     $_________ (including principal and interest) on ________, ____, and a like sum on the same day of each succeeding year thereafter until the full amount due hereunder has been paid.

     Each payment shall be applied first to accrued interest on the entire outstanding principal balance from time to time at the rate of ____% per annum from the date hereof and then to principal. The undersigned may not make advance payments on principal.

     Any installment of principal or interest payable hereunder, or any part thereof, which is not paid when due, shall thereafter bear interest at the rate equal to six percent (6%) over the interest rate stated above.

     If any payment due hereunder remains unpaid for more than thirty (30) days after it is due, the holder hereof may, at its option, declare the entire unpaid balance of principal and interest hereunder to be immediately due and payable.

     Waiver by the holder hereof of any default by the undersigned shall not constitute a waiver by the holder of a subsequent default. Failure by the holder to exercise any right, power or privileges which it may have by reason of a default by the undersigned shall not preclude the exercise of such right, power or privilege so long as such default remains uncured or if a subsequent default occurs.

     The undersigned agrees to pay all costs of collection, including a reasonable attorney's fee, if this note is placed in the hands of an attorney for collection after default, and hereby waives demand, presentment for payment, protest, notice of protest, and notice of dishonor.

     Words used in the singular herein shall include the plural.

                                       FIRST INTERSTATE BANCSYSTEM, INC.

                                       By:
                                          --------------------------------

                                       Its:
                                          --------------------------------

                                    EXHIBIT B


                                     NOTICE

To:   First Interstate BancSystem, Inc.
      401 North 31st Street
      Billings, MT  59101


      Pursuant to the Shareholder's Agreement between ________________________ ("Shareholder") and First Interstate BancSystem, Inc. ("Corporation") dated ______________, the undersigned hereby gives notice of:

(Check One)


     _____  The undersigned shareholder's intention to sell Shares as follows:


            -  Number of Shares:     ____________
            -  Proposed Purchaser
               and Address:          __________________________
                                     __________________________
                                     __________________________
            -  Consideration:        __________________________
            -  Terms of Sale:        __________________________



     _____ The appointment of the undersigned as personal representative of Shareholder's Estate on __________________________. A true and correct copy of the personal representative letters issued to the undersigned is attached hereto.

     _____  The involuntary transfer of Shareholder's Shares


Dated: ______________________________________

                                    __________________________________

              ADDENDUM TO SHAREHOLDER'S AGREEMENT DATED           , BETWEEN
                                    , SHAREHOLDER, AND FIRST INTERSTATE
                           BANCSYSTEM, INC., CORPORATION


THIS AGREEMENT is made this ____ day of _________________, 19__, by and between _______________________________, herein referred to as "Shareholder", ___________________________, herein referred to as "Fiduciary", and FIRST INTERSTATE BANCSYSTEM, INC., a Montana corporation, herein referred to as the "Corporation", as an addendum to the Shareholder's Agreement dated _______________, by and between Shareholder and the Corporation, herein referred to as the "Shareholder's Agreement."

                              W I T N E S S E T H:

     A. Shareholder's Shares are held by Fiduciary for the benefit of Shareholder.

     B. Shareholder and the Corporation desire to bind Fiduciary to the terms and conditions of the Shareholder's Agreement.

     NOW, THEREFORE, the parties agree as follows:

     1. FIDUCIARY TO BE BOUND BY SHAREHOLDER'S AGREEMENT. The parties agree that Fiduciary, as custodian of or trustee over Shareholder's Shares, is bound by the terms and conditions of the Shareholder's Agreement and is obligated to manage and control said Shares in accordance with the restrictions and obligations of the Shareholder's Agreement.

     2. RATIFICATION OF SHAREHOLDER'S AGREEMENT. The parties agree that except as modified herein, the terms and conditions of the Shareholder's Agreement are hereby confirmed and ratified.

     IN WITNESS WHEREOF, the parties have executed this agreement on the date set forth above.

                                       FIRST INTERSTATE BANCSYSTEM, INC.


                                       By: _________________________________
                                           Terrill R. Moore, Secretary



                                                 "CORPORATION"

________________________________
       "SHAREHOLDER"


By: ____________________________

Its: ___________________________

           "FIDUCIARY"